Tompkins Financial Corporation 8-K
Exhibit 10.3

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of the 24th day of July, 2012, is by and among VIST Bank, a Pennsylvania state-chartered bank (including its successors and assigns, “VIST Bank” or the “Company”), having a place of business at 1240 Broadcasting Road, Wyomissing, PA 19610; VIST Financial Corp., a Pennsylvania business corporation (including its successors and assigns, “VIST”), having a place of business at 1240 Broadcasting Road, Wyomissing, PA 19610; Tompkins Financial Corporation, a New York business corporation (“Tompkins”) having a place of business at 110 North Tioga Street, Ithaca, New York 14850, and ROBERT D. DAVIS, an individual residing at 1161 Bodine Road, Chester Springs, Pennsylvania (“Executive”).

WITNESSETH:

WHEREAS, the Executive is presently employed by VIST and its wholly-owned subsidiary, VIST Bank, as President and Chief Executive Officer of VIST and VIST Bank pursuant to an Employment Agreement dated September 19, 2005 as amended by the First Amendment to Employment Agreement dated October 10, 2008 (collectively the “Original Agreement”); and,

WHEREAS, VIST and Tompkins have entered into an Agreement and Plan of Merger, dated January 25, 2012, whereby VIST will merge with and into a wholly-owned subsidiary of Tompkins, and the separate corporate existence of VIST will cease (the “Merger”); and,

WHEREAS, immediately following the Merger, the Company will become a wholly-owned subsidiary of Tompkins; and,

WHEREAS, the Merger shall constitute a Change of Control as defined under the Original Agreement; and

WHEREAS, the parties desire to amend the Original Agreement, which amendment shall be effective immediately following the Merger, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, hereby further agree as follows:

Notwithstanding any provision to the contrary in the Original Agreement, the Original Agreement is hereby amended as follows:

1. The “Employment Period” shall mean the period commencing on the date immediately following the Merger and continuing through December 31, 2013, or through such earlier date as Tompkins may in its sole discretion provide to Executive in writing upon 30 days’ notice.

2. During the Employment Period, the Executive shall be employed as President and Chief Executive Officer of the Company, and shall hold such other titles as may be given to him from time to time by the Board of Directors of the Company.

3. During the Employment Period, the Executive shall receive his current salary (as in effect on the date hereof), as well as benefits in substantially the same form as described in the Original Agreement.

4. If (i) Executive and Tompkins mutually agree, in a signed writing, to terminate Executive’s employment prior to December 31, 2013, or (ii) Executive elects to terminate his employment prior to December 31, 2013 without the signed written consent of Tompkins, then in each case, Executive shall be entitled to receive the compensation and benefits described in Section 3 above which has accrued, but not yet paid, as of the date of his termination, and he shall not be entitled to receive the compensation described in Section 3 above for the remainder of the Employment Period.

5. If Tompkins terminates Executive without the signed written consent of Executive prior to December 31, 2013, Executive shall be entitled to receive the compensation and benefits described in Section 3 above which has accrued, but not yet paid, as of the date of his termination, and he shall also be entitled to receive the compensation and benefits described in Section 3 above for the period between his termination date and December 31, 2013.

6. Executive shall not be entitled to any benefit payable pursuant to Sections 6 and 8 of the Original Agreement if he voluntarily terminates his employment without the written consent of Tompkins, other than for Good Reason, prior to December 31, 2013. After the effective date of this Second Amendment, Executive shall not be entitled to any benefit payable pursuant to Section 7 of the Original Agreement.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (a) a change in Executive’s title as President and Chief Executive Officer of the Company; (b) the assignment to the Executive of duties or responsibilities materially inconsistent with his position as President and Chief Executive Officer of the Company; (c) a reduction in Executive’s salary; or (d) relocation of Executive’s job situs to a location more than 50 miles from Wyomissing, Pennsylvania; provided, however, that none of the foregoing events shall constitute Good Reason unless (i) the Executive gives Tompkins written notice of his objection to such event or condition within 90 days of the occurrence of such event or condition, (ii) Tompkins does not correct or cure such event or condition within 15 days of the receipt of such notice, and (iii) the Executive resigns his employment with the Company not more than 30 days following the expiration of the 15-day period described in the foregoing clause (ii).

7. In the event of the Executive’s termination of employment for any reason (including, without limitation, by reason of death or Disability) other than a unilateral termination without Good Reason referenced in Section 6, Executive or his personal representative shall be paid the amount due pursuant to Section 6(a)(i) of the Original Agreement on a date that is 6 months after such termination of employment.  The benefits provided under Section 6(a)(ii) shall commence upon such termination of employment (or if Code Section 409A applies to such benefits, Executive shall pay the cost of such benefits for the first six months and then shall be reimbursed for such costs on the date that is 6 months after such termination of employment).

8. Covenant Not to Compete, Service or Solicit.

(a)  Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that, during and for the two-year period immediately following the termination of Executive’s employment for any reason, without or without the consent of Tompkins and/or the Executive, Executive shall not:

(i)  be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than five percent (5%) of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in any activity in which the Company, Tompkins, or any subsidiary of Tompkins is actively engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of Executive’s employment, a branch, office or other facility of the Company, Tompkins, or any subsidiary of Tompkins is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

(ii)  provide financial or other assistance to any person, firm corporation, or enterprise engaged in any activity in which the Company, Tompkins, or any subsidiary of Tompkins is actively engaged during the Employment Period, in the Non-Competition Area; or

(iii)  solicit any person, firm, corporation, or enterprise who or which at any time during the Employment Period were customers of the Company, Tompkins, or any subsidiary of Tompkins for the purpose of providing them with products or services competitive with those provided by the Company, Tompkins, or any subsidiary of Tompkins; or

(iv)  solicit or hire any employees of the Company, Tompkins, or any subsidiary of Tompkins or induce any of such employees to terminate their employment relationship with the Company, Tompkins, or any subsidiary of Tompkins.

(b)  It is expressly understood and agreed that, although Executive considers this restriction to be reasonable for the purpose of preserving the goodwill and other proprietary rights of the Company and Tompkins, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained herein is an unreasonable or otherwise unenforceable restriction against Executive, these provisions shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.  It is further expressly agreed and understood that, in the event of a judicial determination that any of these restrictions are invalid at a time when the Company or Tompkins is required to make continuing payments under the Original Agreement (as amended by this Agreement), the obligation to make such continuing payments shall cease and be of no further force and effect as of the date of such termination.

9. This Agreement shall become effective immediately following the effective date of the Merger.  In the event that Merger does not take place, this Agreement shall become null and void.  Other than the amendments to the Original Agreement which are contemplated by this Agreement, the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TOMPKINS FINANCIAL CORPORATION

By: /s/ Rosemary Hyland
Name: Rosemary Hyland
Title: SVP Director of Human
Resources

VIST FINANCIAL CORP.

By: /s/ Alfred J. Weber
Name: Alfred J. Weber
Title: Chairman

VIST BANK

By: /s/ Edward C. Barrett
Name: Edward C. Barrett
Title: EVP/CFO

/s/ Robert Davis
Robert D. Davis, Individually

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